EXHIBIT 99.1

For further information contact:
Ronald Anderson, President and CEO
(610) 644-9400

Release Date:	January 28, 2009
For Immediate Release

MALVERN FEDERAL BANCORP, INC. ANNOUNCES RESULTS FOR THE FIRST QUARTER OF FISCAL 2009

    Paoli, Pennsylvania – Malvern Federal Bancorp, Inc. (the “Company”) (NASDAQ: MLVF), the “mid-tier” holding company for Malvern Federal Savings Bank (the “Bank”), today announced  net income for the three months ended December 31, 2008 of $516,000 compared to net income of $566,000 for the three months ended December 31, 2007.  Earnings per share on the Company’s outstanding common shares were $0.09 for the quarter ended December 31, 2008. During the quarter ended December 2007 there were no reportable earnings per share since the Company completed its initial public offering in May 2008.

    The Company’s net interest income for the three months ended December 31, 2008 was $4.1 million, an increase of $858,000 from the three months ended December 31, 2007. The Company's net interest rate spread of 2.19% and net interest margin of 2.58% for the three months ended December 31, 2008 increased when compared to a net interest rate spread of 2.06% and a net interest margin of 2.46% for the first quarter of fiscal 2008.

    The Company’s interest and dividend income increased by $691,000 in the three month period ended December 31, 2008 compared to the three month period ended December 31, 2007.  Interest income earned on loans increased in the three months ended December 31, 2008 over the prior comparable period in fiscal 2008 due primarily to growth in the loan portfolio.  During the first quarter of fiscal 2009 compared to the first quarter of fiscal 2008, the average balance of loans receivable increased by $109.3 million or 22.7% due primarily to growth in the Company's single-family residential mortgage loans, commercial and real estate loans and second mortgage loans.  The increases in interest income in the first quarter of fiscal 2009 from our loan portfolio were partially offset by lower income amounts earned on our investment securities portfolio primarily due to lower average balances. The recent elimination of dividends on Federal Home Loan Bank of Pittsburgh (“FHLB”) stock reduced investment income in the amount of $65,000 during the three months ended December 31, 2008 compared to the same period in 2007. The average balances of investment securities decreased by $1.3 million during the three months ended December 31, 2008 compared to the comparable prior year period.

    The Company’s interest expense for the three month period ended December 31, 2008 was $4.8 million, a decrease of $167,000 from the three month period ended December 31, 2007. The Company had a $497,000 decrease in interest expense on total deposits in the first three months of fiscal 2009 compared to the first quarter in fiscal 2008, which was partially offset by a $331,000 increase in interest expense on FHLB borrowings. The average rate we paid on deposits decreased to 3.12% for the three months ended December 31, 2008 from 3.95% for the same period in 2007, while the average rate we paid on borrowed funds decreased to 4.95% in the first quarter of fiscal 2009 compared to 6.10% in fiscal 2008.

    The provision for loan losses was $445,000 for the quarter ended December 31, 2008 compared to $128,000 for the quarter ended December 31, 2007. The Company had approximately $1.2 million of net charge-offs to the allowance for loan losses in the three months ended December 31, 2008 compared to $15,000 of net charge-offs for the quarter ended December 31, 2007. During the quarter ended December 31, 2008, the Company charged-off $1.2 million of a $3.5 million commercial real estate loan which was classified as impaired in fiscal 2007 and which was secured by a mixed-use (medical offices and residential) building located in Philadelphia, Pennsylvania.  The Company foreclosed upon this loan in December 2008 and the building is now held as real estate owned. At December 31, 2008 the Company's total non-performing assets amounted to $11.0 million, or 1.66% of total assets, compared to $6.7 million in non-performing assets at December 31, 2007, constituting 1.24% of total assets at such date, and $8.9 million, or 1.39% of total assets, at September 30, 2008.  The $2.1 million increase in non-performing assets during the first three months of fiscal 2009 was due primarily to one $1.5 million single-family residential mortgage loan becoming more that 90 days delinquent and being placed on non-accrual/non-performing status during the first quarter of fiscal 2009. At December 31, 2008, the Company's allowance for loan losses amounted to $4.8 million or 64.05% of non-performing loans and 0.81% of total loans.

    The Company's other, or non-interest, income decreased by $18,000 to $471,000 for the three months ended December 31, 2008 over the comparable prior year period.  A $43,000 decrease in the gain on sales of loans (net) in the December 31, 2008 quarter was the primary reason for the decrease.

    Other, or non-interest, expenses of the Company increased by $623,000 in the quarter ended December 31, 2008 over the comparable prior year period. The increases in the three months ended December 31, 2008 reflect increased salary and benefit expense, federal deposit insurance premiums, and increases in other operating expenses and professional fees due in large part to increased costs related to our new public company status. Income taxes for the first quarter of fiscal 2009 were $229,000 compared to income tax expense of $279,000 for the first quarter of fiscal 2008.

    The Company’s total assets amounted to $664.0 million at December 31, 2008 compared to $639.5 million at September 30, 2008.  The primary reason for the increase in assets during the first three months of fiscal 2009 was an increase in net loans receivable of $18.2 million, or 3.2%. Cash and cash equivalents decreased by $2.4 million at December 31, 2008 compared to September 30, 2008 due primarily to the use of cash to fund loan demand. Total deposits increased $22.4 million or 4.9% at December 31, 2008 compared to September 30, 2008.

    Shareholders’ equity increased by $503,000 to $69.3 million at December 31, 2008 compared to $68.8 million at September 30, 2008 primarily due to net income of $516,000 during the quarter. Retained earnings increased by $405,000 to $46.1 million as a result of net income for the first three months of the fiscal 2009 less the declared cash dividend of $0.04 per share, or $111,000 in the aggregate.

    Malvern Federal Bancorp, Inc., of Pennsylvania is the “mid-tier” holding company for Malvern Federal Savings Bank.  Malvern Federal Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1887.  The Bank conducts business from its headquarters and main office in Paoli, Pennsylvania, a suburb of Philadelphia, as well as six other financial centers located throughout Chester County, Pennsylvania.

    This press release contains certain forward looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”  Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of Malvern Federal Bancorp, and changes in the securities markets.   Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

MALVERN FEDERAL BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (unaudited)

	At December 31,	September 30,
	2008	2008
	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$664,043	$639,509
Loan receivable, net	589,717	571,537
Securities held to maturity	2,748	2,870
Securities available for sale	22,916	21,969
FHLB borrowings	113,708	113,798
Deposits	475,922	453,493
Shareholders’ equity	69,339	68,836
Total liabilities	594,704	570,673
Allowance for loan losses	4,799	5,505
Non-performing loans	7,493	8,688
Non-performing assets	11,028	8,918

	Three Months Ended December 31,
	2008	2007
	(Dollars in Thousands)
Selected Operating Data:
Total interest and dividend income	$8,915	$8,224
Total interest expense	4,847	5,014
Net interest income	4,068	3,210
Provision for loan losses	445	128
Net interest income after provision for loan losses	3,623	3,082
Total other income	471	489
Total other expense	3,349	2,726
Income tax expense	229	279
Net income	$516	$566

	Three Months Ended December 31,
	2008	2007
Selected Financial Ratios and Other Data(1)
Selected Operating Ratios:
Average yield on interest-earning assets	5.66%	6.31%
Average rate on interest-bearing liabilities	3.47	4.25
Average interest rate spread(2)	2.19	2.06
Net interest margin(3)	2.58	2.46
Total non-interest expense to average assets	2.05	2.02
Efficiency ratio(4)	73.78	73.70
Return on average assets	0.32	0.41
Return on average equity	2.94	5.10

Asset Quality Ratios(5):
Non-performing loans as a percent of total loans receivable	1.27%	1.34%
Non-performing assets as a percent of total assets	1.66	1.24
Allowance for loan losses as a percent of non-performing loans	64.05	71.31

Capital Ratios(5):
Total risk-based capital to risk weighted assets	13.01%	11.26%
Tier 1 risk based capital to risk weighted assets	12.08	10.39
Tangible capital to tangible assets	9.38	8.28
Tier 1 leverage (core) capital to adjustable tangible assets	9.38	8.28
Shareholders’ equity to total assets	10.44	8.24
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(1) Ratios have been annualized where appropriate.
(2) Average interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4) The efficiency ratio represents the ratio of non-interest expense divided by net interest income and total other income.
(5) Asset quality ratios and capital ratios are end of period ratios are at Bank level.